                                                                        Exhibit 99.1

News from

 Buckeye

FOR IMMEDIATE RELEASE
                                                                                Contacts:     Steve Dean
                                                       Sr. Vice President
                                                       and Chief Financial Officer
                                                       901-320-8352
                                                       Shirley Spears
                                                       Investor Relations
                                                       901-320-8125
                                                                                            Website:  www.bkitech.com

BUCKEYE ESTABLISHES $200 MILLION SENIOR CREDIT FACILITY

MEMPHIS, TN July 25, 2007– Buckeye Technologies Inc. (NYSE:BKI) announced today that it has established a new $200 million senior secured revolving credit facility.  The maturity date on the new revolver is July 2012, and the facility includes an increase option for an additional $50 million.  This facility amends and restates the Company’s existing credit facility, which consisted at the closing date of an undrawn $70 million revolver and a $30 million balance on an original $150 million term loan.  The Company plans to use the proceeds from this facility to refinance its existing senior credit facilities, to refinance up to $20 million of its 8.0% senior subordinated notes having a maturity date of October 2010, to refinance the remaining $60 million of its 9.25% senior subordinated notes in September 2007 (one year ahead of maturity), and for general corporate purposes.  The Company expects to reduce interest expense by about $2 million per year on a going basis as a result of this refinancing.

Buckeye Chairman John B. Crowe commented, “Over the past 5 years, we have made tremendous progress in reducing our debt.  This new facility allows us to take advantage of our improved credit position and the favorable market conditions to reduce our interest costs and achieve more operating flexibility than we had under our existing credit facility.  In addition, this new facility gives us the ability to continue our debt reduction while maintaining sufficient operating liquidity to support our business.  We appreciate the leadership provided by Bank of America as lead arranger for this facility.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.